Amendment No. 2

dated

February 24, 2022

to

SCHEDULE A

to the

Master Services Agreement

among

VELA Investment Management, LLC,

VELA Funds

and

Ultimus Fund Solutions, LLC

dated September 22, 2020, as amended

Fund Portfolio(s)

VELA Small Cap Fund
VELA Large Cap Plus Fund

VELA International Fund

VELA Income Opportunities Fund

The parties have duly executed this Amendment No. 2 to Schedule A as of the date first written above.

	VELA Investment Management, LLC		Ultimus Fund Solutions, LLC
By:	/s/ R H Dillon	By:	/s/ David James
Name:	R H Dillon	Name:	David James
Title:	Chief Executive Officer	Title:	Chief Legal Officer

VELA Funds on its own behalf and on behalf of the Funds
By:	/s/ Jason Job
Name:	Jason Job
Title:	President